Exhibit 4.8

AMENDMENT NO. 1

TO

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Amendment No. 1 to Amended and Restated Stockholders Agreement (this “Amendment No. 1”), dated as of February 14, 2005, is entered into by and among FTD Group, Inc., a Delaware corporation (formerly known as Mercury Man Holdings Corporation) (the “Company”), Green Equity Investors IV, L.P., a Delaware limited partnership (“GEI”), FTD Co-Investment LLC, a Delaware limited liability company (“LLC”), Jon Burney, Larry Johnson, George Kanganis, William Van Cleave, Daniel Smith, Michael Soenen, Carrie Wolfe, Marcia Chapman and Jandy Tomy (each such individual collectively, the “Employee Holders”).  Capitalized terms used herein without definition shall have the meanings assigned to them in the Stockholders Agreement (as defined below).

RECITALS

A.                                   The Company, GEI, LLC and certain holders of Capital Stock entered into that certain Amended and Restated Stockholders Agreement, dated as of September 30, 2004 (the “Stockholders Agreement”); and

B.                                     In accordance with Section 10.1 of the Stockholders Agreement, the Company, GEI, LLC, and the Employee Holders, constituting a majority in interest (on the basis of the number of shares of Common Stock owned) of all other Holders (other than LLC, all GEI Transferees and all Affiliates of GEI) desire to amend the Stockholders Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

AMENDMENT

1.                                       The parties agree that Section 7.3 of the Stockholders Agreement is hereby amended to add the following subsection:

“(f)                              Initial Public Offering.  The provisions of Section 7.3(a) shall not apply to the registration effected by the Company pursuant to the Registration Statement on Form S-1 to be filed by the Company in connection with its initial public offering.”

2.                                       Except as expressly modified hereby, the provisions of the Stockholders Agreement shall remain in full force and effect, enforceable in accordance with its terms.

3.                                       This Amendment No. 1 may be executed in counterparts, each of which is deemed an original and all of which together are considered one and the same agreement.  A facsimile copy of this Amendment No. 1 sent by any party to the other party also is deemed an original, and has the same effect as if the original hereof were actually received by the other party receiving such facsimile copy.

1

4.                                       This Amendment No. 1 will be governed by and construed under the internal laws of the State of Delaware (without regard to principles of conflicts of laws).

5.                                       After the date of this Amendment No. 1, any reference to the Stockholders Agreement shall mean the Stockholders Agreement as amended by this Amendment No. 1.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

FTD GROUP, INC.

By:	/s/ Carrie A. Wolfe
Name: Carrie A. Wolfe
Title: Chief Financial Officer

GREEN EQUITY INVESTORS IV, L.P.
By: GEI Capital IV, LLC
Its: General Partner

By:	/s/ Peter J. Nolan
Name: Peter J. Nolan
Title: Manager

FTD CO-INVESTMENT LLC

By:	Leonard Green & Partners, L.P.,
Its:	Manager

	By:	LGP Management, Inc.,
	Its:	General Partner

	By:	/s/ Peter J. Nolan
Name: Peter J. Nolan
Title: Vice President

/s/ Jon Burney
JON BURNEY

/s/ Larry Johnson
LARRY JOHNSON

/s/ George Kanganis
GEORGE KANGANIS

/s/ Daniel Smith
DANIEL SMITH

/s/ William Van Cleave
WILLIAM VAN CLEAVE

/s/ Michael Soenen
MICHAEL SOENEN

/s/ Carrie Wolfe
CARRIE WOLFE

/s/ Marcia Chapman
MARCIA CHAPMAN

/s/ Jandy Tomy
JANDY TOMY